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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     [X] Filed by the Registrant
     [ ] Filed by a Party other than the Registrant
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only
                                               (as permitted by Rule
                                               14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               REXENE CORPORATION

                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:  $

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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                           [REXENE CORPORATION LOGO]

                   WIN WITH REXENE OR LOSE WITH WYSER-PRATTE
                    SUPPORT YOUR INVESTMENT VALUE BY VOTING
                         THE ENCLOSED WHITE PROXY TODAY

DEAR FELLOW STOCKHOLDER:

      In just a few days, stockholders will decide the future of Rexene. You will be asked to vote for either:

      REXENE'S BOARD OF DIRECTORS, which has:

- increased the value of Rexene stock by over 375% since the end of 1993.


- publicly supported a fully-financed offer or merger transaction which provides all Rexene holders with $16 per share.


- implemented the first part of an $85 million share repurchase program with a $35 million "Dutch Auction" tender offer open to all Rexene stockholders.

- committed to another $50 million stock repurchase with your support at the special meeting.

- added two new directors to the Rexene Board who are clearly aligned with your best interests through their ownership of 1.2 million Rexene shares.

                                      -OR-


      The Wyser-Pratte group, from which we believe you can expect either:


- a transaction at a price which is unknown at this time, and which won't be completed, if at all, until sometime in the distant future; or


- no transaction, leaving you with a company controlled by individuals with no business plan and no relevant experience in Rexene's business, with potentially disastrous results for Rexene and the value of your investment.


               SUPPORT YOUR BOARD OF DIRECTORS BY SIGNING, DATING
                  AND MAILING THE ENCLOSED WHITE PROXY TODAY.

          HUNTSMAN HAS BEEN UNWILLING TO PAY $16 PER SHARE FOR REXENE

      For more than three months now, we have stated repeatedly that we would support a fully-financed offer to purchase Rexene at $16 per share. We have asked Mr. Huntsman to put his money on the table and buy your Company. However, he just will not do it!

      If Huntsman truly intended to buy Rexene at $16 per share, why would he refuse to deal with a Board of Directors and management who have publicly encouraged a $16 per share offer?

      To us, the answer is clear:


A HUNTSMAN OFFER AT $16 IS AN ILLUSION. ANY WAY YOU LOOK AT IT, WE BELIEVE YOU LOSE WITH WYSER-PRATTE.



      We believe in the long-term value of Rexene. Instead of the uncertainty and risks that would result from the election of the Wyser-Pratte candidates, our stock repurchase program is real and delivers certain value to you and all remaining Rexene stockholders.


      The special meeting is on April 30 -- just a few days from now. VOTE FOR VALUE. VOTE THE ENCLOSED WHITE MANAGEMENT PROXY CARD TODAY. VOTE FOR ITEMS NUMBER 2 AND 7.

                                        ON BEHALF OF THE BOARD OF
                                           DIRECTORS

                                        SINCERELY,

                                        /s/ ANDREW J. SMITH
                                        ANDREW J. SMITH
                                        Chairman of the Board
                                           and Chief Executive Officer


                       SPECIAL NOTE - VOTING INSTRUCTIONS


TO SUPPORT THE REXENE BOARD AND YOUR STOCK VALUE, VOTE FOR PROPOSALS 2 AND 7 AND AGAINST PROPOSALS 1, 3, 4, 5 AND 6 ON THE WHITE PROXY CARD. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, CALL OUR PROXY SOLICITOR, D.F. KING & CO., INC., TOLL FREE AT 1-800-714-3310.